Filed pursuant to Rule 424(b)(3)
Registration No. 333-282000

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated October 1, 2024)

Up to 486,646,723 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated October 1, 2024, relating to our Registration Statement on Form S-1 (Registration No. 333-282000) (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus, together with this prospectus supplement, relates to the resale of up to 279,236,439 shares of our common stock, par value $0.001 per share (the “common stock”), and 207,410,284 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in the Prospectus under “Selling Stockholders”.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On May 15, 2025, the closing price of our common stock was $0.41 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in the Prospectus on page 10, and in Part II, Item 1A of the Company’s subsequently filed 10-Q(s) before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2025

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01.  Changes in Registrant’s Certifying Accountant.

Based on information provided by Marcum LLP (“Marcum”) to CytoDyn Inc. (the "Company"), the attest business of Marcum, the Company’s current independent registered public accounting firm, was acquired by CBIZ CPAs P.C. (“CBIZ”) on November 1, 2024, and substantially all of the partners and staff of Marcum that provided attestation services joined CBIZ as of that date. Marcum continued to serve as the Company’s independent registered public accounting firm until May 14, 2025. On May 14, 2025, the Company was notified by Marcum by letter that Marcum resigned as the Company’s independent registered public accounting firm as of that date. Also on May 14, 2025, with the approval of the Audit Committee of the Company’s Board of Directors, CBIZ was engaged as the Company’s independent registered public accounting firm for its fiscal year ending May 31, 2025.

Marcum’s audit report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2024, included in its Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed on August 15, 2024, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for the expression, in Marcum’s audit report dated August 15, 2024, that there was substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal year ended May 31, 2024, as well as the subsequent interim period through May 14, 2025, the date of Marcum’s resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

The Company did not, nor did anyone on its behalf, during the Company’s two most recent fiscal years and any subsequent interim period prior to the Company’s engagement of CBIZ, consult CBIZ regarding (i) the application of accounting principles to a specified transaction (completed or proposed) or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by CBIZ that CBIZ concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter being the subject of disagreement or “reportable event” or any other matter as defined in Regulation S-K, Item 304 (a)(1)(iv) or (a)(1)(v).

The Company provided Marcum with a copy of this current report prior to its filing with the Securities and Exchange Commission (the "SEC") and requested that Marcum furnish a letter addressed to the SEC stating whether or not Marcum agrees with the statements noted above. A copy of this letter, dated May 16, 2025, from Marcum is attached as Exhibit 16.1 to this current report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
16.1	Letter, dated May 16, 2025, from Marcum LLP to the Securities and Exchange Commission.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: May 16, 2025	By	/s/ Tyler Blok
Tyler Blok
Chief Legal Officer

Exhibit 16.1

May 16, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by CytoDyn Inc. under Item 4.01 of its Form 8-K dated May 16, 2025.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of CytoDyn Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp